ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT, dated as of November 25, 1998, by and among AVADO BRANDS, INC., a Georgia corporation ("Seller") and APPLE CAPITOL GROUP, LLC, a Florida Limited Liability Company ("Purchaser").

                              W I T N E S S E T H :

     WHEREAS, Seller owns and operates a number of Applebee's Neighborhood Grill & Bar ("Applebee's") franchise restaurants; and

     WHEREAS, Seller desires to sell to Purchaser certain Applebee's restaurants and related property, and Purchaser desires to purchase such assets, all on the terms and subject to the conditions set forth herein;

     NOW,  THEREFORE,  in  consideration  of the  premises  and  other  good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

                            ARTICLE I - DEFINITIONS

     1.1 Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

     "Action" shall mean any action, suit, litigation, complaint, counterclaim, claim, petition, mediation contest, or administrative proceeding, whether at law, in equity, in arbitration or otherwise, and whether conducted by or before any Government or other Person.

     "ADI's" shall mean Arbitron Rating Areas of Dominant Influence.

     "ADI Personnel" shall have the meaning set forth in Section 4.4.

     "Assets" shall mean all of Seller's rights and interests in, to, or under the following:

     (i) all tangible personal property of any kind located in the Restaurants or on the Real Property, including, but not limited to, equipment, appliances, machinery, tables, chairs, other furniture, bars, tableware, cookware, utensils, furnishings, signage, leasehold improvements, fixtures, uniforms, supplies, food and beverage inventory (including beer, liquor, and wine inventory), and advertising and promotional materials;

     (ii) all tangible personal property listed on Schedule 1.1G which is located in restaurants which have been previously closed by Seller in Fairfax and Manassas, Virginia;

     (iii) $1,500 cash in each Restaurant;

     (iv) all prepaid items relating exclusively to the Business;

     (v) all assignable Permits;

     (vi)  all  assignable  rights  under  express  or  implied   warranties  of
manufacturers, distributors, or retailers relating to the Assets;

     (vii) all of Seller's supplier lists, demographic, statistical, and other information related exclusively to the Business;

     (viii) all financial operating statements, business records, records relating to insurance claims, employment records (subject to execution of a release by each affected employee allowing for the disclosure of such files) and employment claims and other files in each case exclusively pertaining to the operation and employees of the Business;



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     (ix) the Contracts and Leases;

     (x) the Owned Real Property;

     (xi) all records and files related to the Real Property such as rent calculations, landlord correspondence, purchase agreements, deeds, construction documents, title reports, environmental and engineering reports, appraisals, surveys, etc.; and

     (xii) all goodwill or other intangible assets not listed above related exclusively to the Business.

     A copy of Seller's asset depreciation schedule for the Business is attached hereto as Schedule 1.1F. This Schedule is provided for informational purposes only, and Seller makes no representations regarding this schedule, as the parties acknowledge that certain assets may be shown on the Schedule which are not located in the Restaurant (and are not being conveyed to Purchaser) and other assets may be located in the Restaurants (and are being conveyed to Purchaser).

     "Assets" shall not include cash in the Restaurants in excess of $1,500 per Restaurant, bank accounts, or any other property, tangible or intangible, real or personal, not described above.

     "Assumed Liabilities" shall mean (i) all obligations of Seller that accrue after the Closing under the terms of the Contracts and Leases, (ii) all obligations of Seller under the Contracts and Leases that accrue prior to the Closing but which are not due for payment until after the Closing and which are taken into account in computing the Purchase Price pursuant to Section 2.3,
(iii) obligations arising after the Closing under any Permits which are assigned to Purchaser, (iv) all Property Taxes and all other obligations with respect to the Assets that accrue prior to the Closing or are related to or in any way attributable to any period prior to closing but which are not due for payment until after the Closing and which are taken into account in computing the Purchase Price pursuant to Section 2.3, (v) all Property Taxes and all other obligations with respect to the Assets that accrue after the Closing, (vi) gift certificates issued by Seller prior to Closing, and (vii) accrued but unvested vacation of ADI Personnel assumed pursuant to Section 6.3(c). Assumed Liabilities shall not include any liability, obligation, payment, duty, or responsibility of any nature except as expressly described above and specifically shall not include (i) liabilities or obligations of Seller arising out of any breach by Seller of any of the Contracts or Leases; (ii) except as provided in clauses (ii) or (iv) above, liabilities or obligations of Seller under any of the Contracts or Leases or with respect to the Owned Real Property or other Assets that accrue in any such case prior to the Closing; (iii) any liabilities or obligations of Seller under the Franchise Agreements; (iv) any liability of Seller for product liability, personal injury, property damage, or otherwise based on any tort claim or statutory liability (including but not limited to any "dram shop" liability); (v) any federal, state, or local tax liability of Seller except to the extent expressly assumed hereunder, (vi) any contractual claim based on any lease, contract, or agreement other than the Contracts and Leases; (vii) any liability, obligation, or responsibility of Seller to Seller's employees, agents, or independent contractors with respect to wages, salaries, bonuses, or other compensation or benefits earned or accrued prior to the Closing (except for accrued but unvested vacation assumed pursuant to Section 6.3(c)); and (viii) any liability or obligation of Seller arising out of the negotiation, execution, or performance of this Agreement, including fees and expenses of attorneys and accountants, except as otherwise expressly provided herein.

     "Bill of Sale and Assignment Agreement" shall mean an instrument in substantially the form of Exhibit A hereto pursuant to which the Assets (except for the Owned Real Property) will be transferred and assigned to Purchaser at the Closing and pursuant to which Purchaser will assume the Assumed Liabilities.



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     "Business"  shall mean the business of owning and operating the Restaurants and developing and opening new Applebee's Neighborhood Grill & Bar restaurants in the Territory, as conducted prior to the Closing by Seller pursuant to the Franchise Agreements.

     "Closing" shall have the meaning set forth in Section 2.6 hereof.

     "Closing Date" shall mean the time and date that the Closing occurs.

     "Code" shall mean the United States Internal Revenue Code of 1986, as amended, and all regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

     "Consents" shall mean all consents, approvals, and estoppels of others which are required to be obtained in order to effect the valid assignment, transfer, and conveyance to Purchaser of the Material Contracts and the Leases without resulting in any default thereunder.

     "Contracts" shall mean all contracts, agreements, and leases of equipment or other personal property that relate exclusively to the Business; provided, however, that the Franchise Agreements are not included within the meaning of "Contracts ." All the Contracts of which Seller or Seller's Directors of Operations for the Restaurants have knowledge are described on Schedule 1.1G.

     "Deeds" shall mean special warranty deeds, limited warranty deeds or other appropriate instruments to convey good and marketable fee simple title to the Owned Real Property, with the warranty of title contained therein limited to the claims of Persons claiming by, through or under Seller (or, in the case of the DR Holdings Tracts, the owner thereof), but not otherwise.

     "Disclosure Memorandum" shall mean the set of numbered schedules referencing Sections of this Agreement delivered by Seller and dated of even date herewith, as supplemented by new or amended schedules delivered by Seller prior to the Closing.

     "DR Holdings Tracts" shall mean 2 parcels of real property located in Martinsburg, West Virginia and Woodbridge, Virginia which are subject to leases, but which Seller shall cause to be conveyed to Purchaser in fee simple at the Closing.

     "Effective Time" shall have the meaning set forth in Section 2.5 hereof.

     "Environmental Laws" shall mean (1) all federal, state, municipal, and local laws, statutes, ordinances, rules, regulations, conventions, and decrees relating to the environment, including without limitation, those relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic, or Hazardous Materials or wastes of every kind and nature into the environment (including without limitation ambient air, surface water, ground water, soil, and subsoil), or otherwise relating to the manufacture, generation, processing, distribution, application, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic, or hazardous substances or wastes, (2) any and all laws, rules, regulations, codes, directives, orders, decrees, judgments, injunctions, consent agreements, stipulations, provisions, and conditions of Environmental Permits, licenses, injunctions, consent agreements, stipulations, certificates of authorization, and other operating authorizations, entered, promulgated, or approved thereunder, and (3) all principles of common law pertaining to the regulation and protection of the environment and damages to natural resources.

     "Environmental Permits" shall mean all permits, licenses, certificates, approvals, authorizations, regulatory plans or compliance schedules required by applicable Environmental Laws, or issued by a Government pursuant to applicable Environmental Laws, or entered into by agreement of the party to be bound,


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relating  to  activities  that  affect  the   environment,   including   without
limitation,   permits,  licenses,   certificates,   approvals,   authorizations,
regulatory plans and compliance  schedules for air emissions,  water discharges,
pesticide  and  herbicide  or  other  agricultural   chemical  storage,  use  or
application, and Hazardous Material or Solid Waste generation, use, storage, treatment and disposal.

     "Forum" shall mean any federal,  state, local, municipal, or foreign court,
governmental   agency,   administrative  body  or  agency,   tribunal,   private
alternative dispute resolution system, or arbitration panel.

     "Financing Commitment" shall have the meaning set forth in Section 6.4.

     "Franchise Agreements" shall mean those development  agreements,  franchise
agreements,   and  other  agreements  between  Seller  and  Franchisor  relating exclusively to the Territory.

     "Franchisor" shall mean Applebee's International, Inc.

     "Financial Statements" shall have the meaning set forth in Section 3.8.

     "Government" shall mean any federal,  state, local,  municipal,  or foreign
government   or   any   department,    commission,    board,   bureau,   agency,
instrumentality, unit, or taxing authority thereof.

     "Hazardous Material" shall mean (1) all substances and materials designated as hazardous or toxic as of the date hereof pursuant to any applicable Environmental Law, (2) any petroleum, petroleum products (including, without limitation, crude oil or any fraction thereof), natural gas, natural gas liquids, liquefied natural gas or synthetic gas useable for fuel (or mixtures of natural gas and such synthetic gas), oil and gas exploration or production waste, polychlorinated biphenyls ("PCBs"), asbestos-containing materials, mercury, and lead-based paints; and (3) any other chemicals, materials, substances, or wastes, exposure to which is prohibited, limited, or regulated by any governmental or regulatory authority.

     "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Knowledge of Seller" (or words of like effect) when used to qualify a representation, warranty, or other statement shall mean the actual knowledge of Sellers' vice president of operations for the Territory and all management of Seller senior thereto. Seller shall be imputed to have "knowledge" of the provisions of any written contract, license, deed, and agreement which arises from or in connection with the Business prior to the Closing.

     "Lease Assignments" shall mean instruments pursuant to which the Leases will be transferred and assigned to Purchaser at the Closing and pursuant to which Purchaser will assume the Assumed Liabilities thereunder.

     "Leases" shall mean the leases of real property and improvements described on Schedule 1.1B.

     "Liabilities" shall mean each and every liability or obligation of the Person who is specified (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including, without limitation any liability for any tax or other governmental assessments.

     "Material Contracts" shall mean all Contracts that involve monetary obligations of Seller of more than $5,000 per year and that are not cancelable by Seller upon thirty days notice or less, a list of which are set forth on
Schedule 1.1D.



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
     "Minor Contracts" shall mean all Contracts that are not Material Contracts.

     "Orders" shall mean all applicable orders, writs, judgments, decrees, rulings, consent agreements, and awards of or by any Forum or entered by consent of the party to be bound.

     "Owned Real Property" shall mean those tracts and parcels of land owned by Seller on which a Restaurant is located (all of which tracts and parcels are described in Schedule 1.1C) and all buildings, fixtures, signs, parking facilities, and other improvements located thereon and easements and appurtenances thereto. For the purposes of this Agreement, "Owned Real Property" will include the DR Holdings Tracts.

     "Permits" shall mean all rights of Seller under any liquor, alcoholic beverage, beer and wine licenses, other licenses of every kind, certificates of occupancy, and permits or approvals of any nature, from any Government which relate exclusively to the Business, the Restaurants, or the Real Property.

     "Permitted Encumbrances" shall mean (i) such easements, restrictions, covenants, and other such encumbrances which are shown as exceptions on the Title Commitments and any other encumbrances of record as of the effective date of the Title Commitments, (ii) ordinances (municipal and zoning), (iii) survey matters, and (iv) such easements, restrictions, covenants, and other encumbrances which become matters of public record after the effective date of the Title Commitments and before the Closing, in each such case, to the extent that such encumbrances, individually or in the aggregate, could not reasonably be expected to materially interfere with or impair Purchaser's use of the Real Property for Applebee's Neighborhood Grill & Bar Restaurants or that are waived, or deemed to be waived, by Purchaser pursuant to Section 7.1(a). Permitted Encumbrances shall include in the case of both Real Property and personal property all liens for taxes not yet due and payable that have been taken into account in computing the Purchase Price pursuant to Section 2.3.

     "Person" shall include an individual,  a  partnership,  a joint venture,  a
corporation,   a  limited   liability   company,   a  trust,  an  unincorporated
organization, a government, and any other legal entity.

     "Property Taxes" shall mean all ad valorem, real property, and personal property taxes, all general and special private and public assessments, all other property taxes, and all similar obligations pertaining to the Assets.

     "Purchase  Price  Adjustment  Schedule" shall have the meaning set forth in
Section 2.3.

     "Real Property" shall mean the land and improvements comprising the Owned Real Property and all land and improvements subject to Leases.

     "Restaurants" shall mean the 23 Applebee's Neighborhood Grill & Bar restaurants operated by Seller at the locations set forth on Schedule 1.1A.

     "Schedules" shall mean the numbered sections of the Disclosure Memorandum.

     "Seller Plans" shall have the meaning set forth on Schedule 3.15.

     "Solid Waste" shall mean any garbage, refuse, sludge from a waste treatment plant, water supply treatment plant, or air pollution control facility, and other discarded material, including solid, liquid, semisolid, or contained gaseous material resulting from industrial, commercial, mining, and agricultural operations, and from community activities.

     "Termination Date" shall mean March 15, 1999.

     "Territory" shall mean those ADI's set forth on Schedule 1.1E.

     "Title Commitments" shall have the meaning set forth in Section 4.12(a).



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     "Title  Policies"  shall mean the Owner's  Title  Policies and the Lessee's
Title Policies as defined in Section 4.12(a).


                         ARTICLE II - PURCHASE AND SALE

     2.1 Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing Seller shall sell, transfer, and assign to Purchaser all of Seller's right, title, and interest in and to the Assets free and clear of any mortgage, security interest, lien, charge, claim, or other encumbrance of any nature except the Permitted Encumbrances, and Purchaser shall purchase the Assets from Seller for the Purchase Price set forth in Section 2.3.

     2.2 Assumption of Liabilities. As of the Effective Time, Purchaser shall assume all of the Assumed Liabilities. Except for the Assumed Liabilities, Purchaser does not hereby assume or agree to assume or pay any obligations, liabilities, indebtedness, duties, responsibilities, or commitments of Seller or any other Person, of any nature whatsoever, whether known or unknown, absolute or contingent, due or to become due.

     2.3 Purchase Price. The purchase price for the Assets (the "Purchase Price") shall be $43,750,000.00 adjusted as follows:

     The amount of the purchase price shall be increased by (i) all Property Taxes accruing with respect to the Assets after the Closing or in anyway are related to or attributable to any period after the Closing that have been paid by Seller prior to Closing; (ii) all amounts paid by Seller under the Contracts and Leases that pertain to periods after the Closing; (iii) any other prepaid expenses pertaining to the Business (such as telephone expenses, advertising expenses, utility charges, and the like) to the extent that the same will benefit Purchaser after the Closing; (iv) an amount equal to 50% of Seller's cost of those Assets consisting of food, beverage (including beer, wine, and liquor), new uniforms, paper, and supplies inventory in each case to the extent such assets are readily useable, merchantable, current under existing Franchisor programs and are within prescribed shelf lives as determined by the parties' joint inventory at the close of business on the day prior to the Closing Date.

     (b) The amount of the purchase price shall be decreased by (i) all Property Taxes accruing with respect to the Assets prior to the Closing or are related to or in any way attributable to any period prior to Closing that are due and payable after the Closing and that have not been paid as of the Closing, (ii) all amounts payable under the Contracts and Leases that pertain to periods before the Closing but are due and payable after the Closing and that have not been paid as of the Closing, and (iii) the estimated cost of vacation accrued but unvested as of the Closing Date by ADI Personnel hired by Purchaser the cost of which is being assumed by Purchaser pursuant to Section 6.3(c).

     (c) The amount of the purchase price shall be further adjusted to reflect any expense paid by one party which the other party has agreed to pay or share pursuant to Section 10.1 or otherwise pursuant to this Agreement.

     The foregoing adjustments shall be calculated by the parties and set forth on a Purchase Price adjustment schedule (the "Purchase Price Adjustment Schedule") which shall be signed by both parties at Closing. The Purchase Price shall be paid by Purchaser on the Closing Date by wire transfer of immediately available funds to an account designated by Seller. As soon as possible after the Closing (but not later than the first anniversary thereof), the parties shall reconcile the actual amount of prorations that were estimated at Closing as well as accrued but unvested vacation time of Seller's employees assumed by Purchaser hereunder that has actually vested with the estimated amounts thereof. To the extent that the actual amounts differ from the amounts estimated on the Purchase Price Adjustment Schedule or prorations or adjustments other than those reflected on the Purchase Price Adjustment Schedule are discovered after the Closing, the parties agree to remit the correct amount of such items to the appropriate party as and when same are determined.



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     2.4 Deliveries at the Closing. (a) At the Closing,  Seller shall deliver to
Purchaser the following:

     (i) A certificate executed by Seller, dated as of the Closing Date, certifying in such detail as Purchaser may reasonably request that subject to the matters disclosed in the Disclosure Memorandum, as it may be supplemented by Seller from time to time, all representations and warranties of Seller in this Agreement are true as of the Closing Date in all material respects (provided that the materiality qualifier contained herein shall not apply in addition to a materiality qualifier contained in any representation or warranty);

     (ii) A certificate of the Secretary or an Assistant Secretary of Seller, dated as of the Closing Date, certifying in such detail as Purchaser may reasonably request (A) that attached thereto is a true and complete copy of resolutions adopted by the Board of Directors of Seller authorizing the execution, delivery, and performance of this Agreement, the Bill of Sale and Assignment Agreement, and the Deeds, and that all such resolutions are still in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by this Agreement, and (B) as to the incumbency and specimen signature of each officer of Seller executing this Agreement, the Bill of Sale and Assignment Agreement, the Deeds, and any certificate or instrument furnished pursuant hereto, and a certification by another officer of Seller as to the incumbency and signature of the officer signing such certificate;

     (iii) The opinion of Kilpatrick Stockton LLP, counsel to Seller, in substantially the form of Exhibit B hereto;

     (iv) The Bill of Sale and Assignment Agreement, duly executed by Seller;

     (v) The Consents;

     (vi) The Deeds, duly executed by Seller or in the case of the DR Holdings Tracts by the owner thereof;

     (vii) The Lease Assignments, duly executed by Seller;

     (viii) A Cross-Receipt, duly executed by Seller;

     (ix) Seller Affidavits;

     (x) Well, tank, sewage treatment or other disclosure forms which Seller is required under applicable law to deliver in connection with the transfer of the Real Property;

     (xi) Subordination, Nondisturbance and Attornment Agreements;

     (xii) A list of all ADI Personnel at Closing; and

     (xiii) Any other documents that Purchaser may reasonably request at least three days prior to the Closing in order to effectuate the transactions contemplated hereby.

     (b) At the Closing Purchaser shall deliver to Seller the following:

     (i) A certificate executed by Purchaser, dated as of the Closing Date, certifying in such detail as Seller may reasonably request that all representations and warranties of Purchaser in this Agreement are true as of the Closing Date in all material respects (provided that the materiality qualifier contained herein shall not apply in addition to a materiality qualifier contained in any representation or warranty);

     (ii) A certificate of the Secretary or an Assistant Secretary of Purchaser, dated as of the Closing Date, certifying in such detail as Seller may request
(A) that attached thereto is a true and complete copy of resolutions adopted by the Board of Directors of Purchaser authorizing the execution, delivery and


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performance of this Agreement and the Bill of Sale and Assignment Agreement, and
that all such resolutions are still in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by this Agreement, and (B) as to the incumbency and specimen signature of each officer of Purchaser executing this Agreement, and any certificate or instrument furnished pursuant hereto or to be furnished in connection herewith as of the Closing Date, and a certification by another officer of Purchaser as to the incumbency and signature of the officer signing such certificate;

     (iii) The funds constituting the Purchase Price;

     (iv) The Bill of Sale and Assignment Agreement, duly executed by Purchaser;

     (v) The Lease Assignments, duly executed by Purchaser;

     (vi)  The  opinion  of  Krass  Monroe,  P.A.,  counsel  to  Purchaser,   in
substantially the form of Exhibit C hereto;

     (vii) A Cross-Receipt, duly executed by Purchaser; and

     (viii) Any other documents that Seller may reasonably request at least three days prior to the Closing.

     2.5 Transfer of Operations. Purchaser shall be entitled to immediate possession of, and to exercise all rights arising under, the Assets from and after the time that the Restaurants open for business on the Closing Date, and operation of the Restaurants shall transfer at such time (the "Effective Time"). Except as expressly provided in this Agreement, all profits, losses, liabilities, claims, or injuries arising before the Effective Time shall be solely to the benefit or the risk of Seller. All such occurrences after the Effective Time shall be solely to the benefit or the risk of Purchaser. The risk of loss or damage by fire, storm, flood, theft, or other casualty or cause shall be in all respects upon Seller prior to the Effective Time and upon the Purchaser thereafter.

     2.6 Closing. The closing of the transactions described in this Article II (the "Closing") shall take place at the offices of Kilpatrick Stockton LLP, Suite 2800, 1100 Peachtree Street, Atlanta, Georgia, at 10:00 a.m. on February 1, 1999, or on such other date and time as may be mutually agreed upon by the parties hereto.

     2.7 Allocation of Purchase Price. The Purchase Price shall be allocated among the various Assets as set forth on Exhibit D hereof. Each party hereby agrees that it will not take a position on any income tax return, before any governmental agency charged with the collection of any income tax, or in any judicial proceeding that is inconsistent with the terms of this Section 2.7.

     2.8 Further Assurances. From time to time after the Closing at Purchaser's request and expense, Seller shall execute, acknowledge, and deliver to Purchaser such other instruments of conveyance and transfer and shall take such other actions and execute and deliver such other documents, certifications, and further assurances as Purchaser may reasonably request to vest more effectively in Purchaser, or to put Purchaser more fully in possession of, any of the Assets, or to better enable Purchaser to complete, perform and discharge the Assumed Liabilities. Each party hereto will cooperate with the other and execute and deliver to the other party hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence, and confirm the intended purpose of this Agreement.


     ARTICLE III - REPRESENTATIONS AND WARRANTIES OF SELLER

     Subject to the limitations and exceptions set forth in the Disclosure Memorandum dated of even date hereof, as supplemented or amended from time to time by Seller prior to the Closing Date for changes between the date hereof and the Closing Date, regardless of whether any Schedule constituting a part of the Disclosure Memorandum is referenced in any specific provision below, Seller hereby represents and warrants to Purchaser as follows:

     3.1 Organization, Qualifications and Corporate Power. Seller is a corporation duly incorporated and organized, validly existing, and in good standing under the laws of the State of Georgia. Seller has the corporate power and authority to execute, deliver, and perform this Agreement, the Bill of Sale and Assignment Agreement, the Deeds, and all other agreements, documents, certificates, and other papers contemplated to be delivered by Seller pursuant to this Agreement.

     3.2 Authorization. The execution, delivery, and performance by Seller of this Agreement, the Bill of Sale and Assignment Agreement, the Deeds, and all other agreements, documents, certificates, and other papers contemplated to be delivered by Seller pursuant to this Agreement have been duly authorized by the Board of Directors of Seller.

     3.3 Non-Contravention. Subject to obtaining the consents to assignment of the Leases and Material Contracts set forth on Schedule 3.3, the execution, delivery and performance of this Agreement will not violate or result in a breach of any term of Seller's Articles of Incorporation or Bylaws, result in a breach of any agreement or other instrument to which Seller is a party (except for defaults under Minor Contracts where the consent of the other party or parties to such contract to the assignment thereof will not be obtained) or violate any law or any order, rule, or regulation applicable to Seller of any Forum having jurisdiction over Seller; and will not result in the creation or imposition of any lien, charge, or encumbrance of any nature whatsoever upon any of the Assets. Except as set forth on Schedule 3.3 and except for consents required under Minor Contracts, the execution, delivery and performance of this Agreement and the other documents executed in connection herewith, and the consummation of the transactions contemplated hereby and thereby do not require any filing with, notice to or consent, waiver or approval of any third party, including but not limited to, any Forum other than any filing required under the HSR Act and the expiration of any applicable waiting period thereunder. Schedule
3.3 identifies separately each notice, consent, waiver, or approval by reference to each Lease and to each Material Contract to which it is applicable.

     3.4 Validity. This Agreement has been duly executed and delivered by the Seller and constitutes the legal, valid, and binding obligation of Seller, enforceable in accordance with its terms, subject to general equity principles and to applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws from time to time in effect affecting the enforcement of creditors' rights. When the Bill of Sale and Assignment Agreement has been executed and delivered in accordance with this Agreement, it will constitute the legal, valid, and binding obligation of Seller, enforceable in accordance with its terms, subject to general equity principles and to applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws from time to time in effect affecting the enforcement of creditors' rights.

     3.5 Assets. (a) Seller has good and valid title to all of the Assets constituting personal property, free and clear of any and all mortgages, pledges, security interests, liens, charges, conditional sales agreements, and other encumbrances except Permitted Encumbrances.

     (b) The Assets located at each Restaurant constitute all tangible personal property required on site to operate the Restaurant in accordance with the Franchise Agreements.

     (c) There are no assets or property of any nature which is not being transferred to Purchaser hereunder that has been customarily used exclusively in the operation or ownership of the Restaurants or required by the Franchise Agreements other than Permits and software licenses that are not assignable.

     (d) Each Asset constituting tangible personal property having a fair market value of $5,000 or more is in good operating condition consistent with its age, subject to normal wear and tear.

     3.6 Contracts and Leases. (a) Each Contract and Lease is a valid and subsisting agreement, without any material default of Seller thereunder, and to the knowledge of Seller, without any default on the part of any other party thereto. To the knowledge of Seller, no event or occurrence has transpired which with the passage of time or giving of notice or both will constitute a default under any Contract or Lease. A true and correct list of each Material Contract and Lease and every amendment thereto or other agreement or document relating thereto is set forth as Schedule 3.6 to this Agreement. True and correct copies of the Contracts and Leases (and any amendments thereto) have been provided to Purchaser. At the time of Closing, Seller shall have made all payments and performed all obligations due through the Closing Date under each Contract and Lease, except to the extent that any payment due is set forth on the Purchase Price Adjustment Schedule and deducted in calculating the Purchase Price pursuant to Section 2.3 .

     (b) No Contract or Lease has been assigned by Seller or any interest granted therein by Seller to any third party, or is subject to any mortgage, pledge, hypothecation, security interest, lien, or other encumbrance or claim.

     (c) Seller's possession of property subject to the Leases has not been disturbed, nor has any claim been asserted against Seller adverse to its rights in such leasehold interests.

     (d) The Contracts have been entered into in the ordinary course of Seller's business and, to Seller's knowledge, contain commercially reasonable terms.

     3.7 Real Property. (a) Schedule 3.7(a) sets forth with respect to each Restaurant, its location, whether it is located on Owned Real Property or is on a site subject to a Lease, and whether the improvements are owned or leased.

     (b) The water, electric, gas, and sewer utility services, and storm drainage facilities currently available to each parcel of Real Property are adequate for the operation of the Restaurants as presently operated, and to Seller's knowledge, there is no condition which will result in the termination of the present access from each parcel of Real Property to such utility services and other facilities.

     (c) Seller, or the owner of the DR Holdings Tracts, has obtained all authorizations and rights-of-way which are necessary to ensure vehicular and pedestrian ingress and egress to and from the site of each Restaurant, all of which are assignable and shall be assigned to Purchaser at the Closing.

     (d) Neither Seller nor the owner of the DR Holdings Tracts has received any notice that any Government having the power of eminent domain over any parcel of Real Property has commenced or intends to exercise the power of eminent domain or a similar power with respect to any part of the Real Property.

     (e) The Real Property and the present uses thereof comply in all material respects with all laws and regulations (including zoning laws and ordinances) of each Government having jurisdiction over the Real Property, and neither Seller nor the owner of the DR Holdings Tracts has received any notice from any Government alleging that the Real Property or any improvements erected or situated thereon, or the uses conducted thereon or therein, violate any regulations of any Government having jurisdiction over the Real Property.

     (f) To the knowledge of Seller, no work for municipal improvements has been commenced on or in connection with any parcel of Real Property or any street adjacent thereto and no such improvements are contemplated. No assessment for public improvements has been made against the Real Property which remains unpaid. No notice from any Government has been served upon the Real Property or received by Seller, the owner of the DR Holdings Tracts, or to the knowledge of

Seller received by any owner of any of the Real Property subject to a Lease, requiring or calling attention to the need for any work, repair, construction, alteration, or installation on or in connection with the Real Property which has not been complied with.

     (g) Except as set forth on Schedule 3.7(g), Seller holds all Environmental Permits necessary for conducting the Business and has conducted, and is presently conducting, the Business in material compliance with all applicable Environmental Laws and Environmental Permits held by it, including, without limitation, all record keeping and filing requirements. Except as set forth on
Schedule 3.7(g), to the Seller's knowledge, all Hazardous Materials and Solid Waste, on, in, or under Real Property have been properly removed and disposed of, and to the Seller's knowledge no past or present disposal, discharge, spill, or other release of, or treatment, transportation, or other handling of Hazardous Materials or Solid Waste on, in, under, or off-site from any Real Property will subject the Purchaser, or any subsequent owner, occupant, or operator of the Real Property to corrective or compliance action or any other liability. Except as set forth on Schedule 3.7(g), there are no presently pending, or to Seller's knowledge, threatened Actions or Orders against or involving Seller or the owner of the DR Holdings Tracts relating to any alleged past or ongoing violation of any Environmental Laws or Environmental Permits with respect to the Real Property, nor to Seller's knowledge is Seller or the owner of the DR Holdings Tracts subject to any liability for any such past or ongoing violation.

     3.8 Financial Statements. Schedule 3.8 contains for each Restaurant unaudited statements of operations as of the end of the 1997 and 1996 fiscal years and Seller has previously provided Purchaser with statements of operations for each month during the current year ending prior to the date hereof for which such statements are available, including an IRO Summary as of September 27, 1998 (the "Financial Statements"). The Financial Statements (including all notes and schedules contained therein or annexed thereto) (i) are true, complete and accurate, (ii) except as set forth on Schedule 3.8, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, (iii) have been prepared in accordance with the books and records of Seller and (iv) fairly present, in accordance with generally accepted accounting principles, except as set forth on Schedule 3.8, the results of operations of Seller as of the dates and for the years and periods indicated. The financial information contained in the financial statements described above is consistent with the sales and other information reported to Franchisor under the Franchise Agreements.

     3.9 Taxes. All Property Taxes relating to the Assets have been fully paid for 1997 and all prior tax years and there are no property tax liens or assessments which are due that remain unpaid. Seller or the owner of the DR Holdings Tracts has also timely filed (or will timely file) all other tax returns and reports of whatever kind pertaining to the Assets and required to be filed by Seller or the owner of the DR Holdings Tracts up to the Closing Date. Seller or the owner of the DR Holdings Tracts has paid (or will timely pay) all taxes of whatever kind, including any interest, penalties, governmental charges, duties, fees, and fines imposed by all governmental entities or taxing authorities, which are due and payable prior to the Closing Date or for which assessments relating to any period prior to the Closing Date have been received, the nonpayment of which would result in lien on any of the Assets. There are no audits, suits, actions, claims, investigations, inquiries, or proceedings pending or, to Seller's knowledge, threatened against Seller or the owner of the DR Holdings Tracts with respect to taxes, interest, penalties, governmental charges, duties, or fines, nor are any such matters under discussion with any governmental authority, nor have any claims for additional taxes, interest, penalties, charges, fines, fees, or duties been received by assessed against Seller or the owner of the DR Holdings Tracts that in any such case affect the Assets.

     3.10 Litigation. Except as set forth on Schedule 3.10, there is no Action or Order pending or, to the knowledge of Seller, threatened against or affecting

Seller or the owner of the DR Holdings Tracts that pertains to the Restaurants, or any of the Assets before any court or by or before any Forum.

     3.11 Permits. Seller has all material Permits as are necessary to operate the Restaurants. Seller has fulfilled and performed all of its material obligations with respect to such Permits and, to the knowledge of Seller, no event has occurred which allows, nor after notice or lapse of time or both would allow, revocation or termination thereof or would result in any other impairment of the rights of the holder of any such Permits.

     3.12 Health and Safety Requirements. To the knowledge of Seller, Seller and the owner of the DR Holdings Tracts are in compliance with all laws, governmental standards, rules and regulations applicable to them or to any of the Assets in respect to the Americans with Disabilities Act and similar state laws and occupational health and safety laws.

     3.13 Employment Contracts, Etc. Seller is not a party to any written employment agreements related to the employees at the Restaurants (or any oral agreements providing for employment other than employment "at will") or any deferred compensation agreements.

     3.14 Labor Matters. Seller is not and never has been a party to any collective bargaining or other labor agreement affecting the Business. To the knowledge of Seller, there is no pending or threatened labor dispute, strike, work stoppage, union representation, election, negotiation of collective bargaining agreement, or similar labor matter affecting the Business. Seller is not involved in any controversy with any group of its employees or any organization representing any employees involved in the Business, and to the knowledge of Seller, Seller is in compliance with all applicable federal and state laws and regulations concerning the employer/employee relationship, including but not limited to wage/hour laws, laws prohibiting discrimination, and labor laws. Seller is in compliance with all of its agreements relating to the employment of its employees, including, without limitation, provisions thereof relating to wages, bonuses, hours of work and the payment of Social Security taxes, and Seller is not liable for any unpaid wages, bonuses, or commissions or any tax, penalty, assessment, or forfeiture for failure to comply with any of the foregoing.

     3.15 Employee Benefits. (a) Schedule 3.15 hereto contains a true and complete list of all the following agreements or plans of Seller which are presently in effect and which pertain to any of the ADI Personnel:

     (i) "employee welfare benefit plans" and "employee pension benefit plans," as defined in Sections 3(1) and 3(2), respectively, of the Employee Retirement Income Security Act of 1974, as amended ("ERISA");

     (ii) any other pension, profit sharing, retirement, deferred compensation, stock pur chase, stock option, incentive, bonus, vacation, severance, disability, health, hospitalization, medical, life insurance, vision, dental, prescription drug, supplemental unemployment, layoff, automobile, apprenticeship and training, day care, scholarship, group legal benefits, fringe benefits, or other employee benefit plan, program, policy, or arrangement, whether written or unwritten, formal or informal, which Sellers maintains or to which Seller has any outstanding, present, or future obligation to contribute to or make payments under, whether voluntary, contingent, or otherwise (the plans, programs, policies, or arrangements described in clauses (i) or (ii) are herein collectively referred to as the "Seller Plans").

     (b) Seller does not presently contribute and/or has never contributed or been obligated to contribute to a multiemployer plan as defined in section 3(37)(A) of ERISA.

     (c) No Seller Plan is subject to Title IV of ERISA.

     3.16  Liabilities.   Except  to  the  extent  reflected  on  any  Financial

Statements, Seller does not have any other Liability related to the Business, and at the Closing will not have any Liabilities related to the Business that have arisen, except in the ordinary course of business, none of which newly arisen Liabilities shall have an adverse affect upon the operation of the Business. All of Seller's Liabilities related to the Business are current in payment and not otherwise in payment arrears.

     3.17 Undisclosed Liabilities. The Seller does not have any Liability related to the Business (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any such Liability), except for (i) Liabilities reflected on the Financial Statements, (ii) Liabilities which have arisen after the most recent Financial Statements in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law), and (iii) any Liability specifically noted on Schedule 3.17 attached hereto.

     3.18 Legal Compliance. With respect to the Business, the Seller has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state and local governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against Seller with respect to the Business alleging any failure so to comply.

     3.19 Insurance. Seller has maintained for the past three (3) years (prior to the date hereof) and currently maintains with financially sound and reputable insurers property, casualty, liability and workers compensation insurance providing "Occurrence" based coverage (as opposed to "Claims Made" coverage) against liabilities, casualties, risks and contingencies in such amounts as is customary for others operating a business similar to that of Seller, and attached hereto as Schedule 3.19 is a true, correct and complete copy of all such policies of insurance with respect to the Business. All premiums with respect to such policies of insurance have been paid or payment is current, and Seller has not terminated or received notice of cancellation or termination of any of such polices of insurance.

     3.20 Absence of Certain Changes. Except as set forth on Schedule 3.20, since December 31, 1997, there has not been: (i) any material adverse change in the financial condition, assets, liabilities, business, prospects or operations of the Business,(ii) any material loss, damage or destruction, whether covered by insurance or not, affecting the Business or (iii) any other material adverse event or condition not in the ordinary course of business of the Business.

     3.21 Disclosure of Material Facts. No representation or warranty by Seller contained in this Agreement and no statement contained in any Exhibit or Schedule hereto or in any document executed or delivered by Seller and furnished to Purchaser, or to be furnished to Purchaser pursuant to the provisions of this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements contained herein or therein not misleading.

     3.22 Accuracy of Schedules, Certificates and Documents. All information concerning Seller contained in any certificate furnished to Purchaser pursuant to this Agreement or in the Disclosure Memorandum is or will be when furnished both complete and accurate in all material respects; and all documents furnished to Purchaser pursuant to this Agreement which are documents described in this Agreement or in the Disclosure Memorandum are true and correct copies of the documents which they purport to represent.

                        ARTICLE IV - COVENANTS OF SELLER

     4.1 Performance of Real Property Leases and Contracts. Seller shall, through the Closing Date, continue to faithfully and diligently perform each and every continuing obligation of Seller, if any, under each of the Leases and Contracts, where the failure to do so would have a material adverse affect on the operations of a Restaurant.

     4.2 Transfer of Licenses and Permits. Seller shall use commercially reasonable efforts to assist Purchaser with the assumption, transfer, or reissuance of any and all Permits required for the operation of the Restaurants.

     4.3 Liabilities of Seller. All liabilities of Seller related to the Business or the Assets that are not Assumed Liabilities will be promptly paid by Seller as they come due.

     4.4 Agreements Respecting Employees of Seller. (a) Prior to the Effective Time without the prior written approval of Purchaser, Seller shall not transfer or reassign to operations outside the Business any employee exclusively involved in the operation or supervision of the Restaurants ("ADI Personnel"). For purposes of this Agreement, the term "ADI Personnel" shall also include Vince Wiley. At the Effective Time, Seller shall terminate the employment of all ADI Personnel. For a period of twelve months following the Closing, Seller shall not solicit for employment any person who is a salaried employee of Purchaser.

     (b) Seller shall be solely responsible for any severance amounts due or granted by Seller to any ADI Personnel.

     (c) Seller and Purchaser shall cooperate in the transition of coverage of ADI Personnel from Seller's health, medical, life insurance, and other welfare plans to plans maintained by Purchaser.

     4.5 Conduct of Business. (a) From the date hereof until Closing, Seller shall (i) operate the Restaurants as they are currently being operated and in the ordinary course of business and in compliance with all terms and conditions of the Franchise Agreements, using commercially reasonable efforts in keeping with Seller's historical practices to preserve and maintain the services of its employees and its relationships with suppliers and customers, (ii) pay all bills and debts incurred by it related to the Business promptly as they become due, and (iii) consult in advance with Purchaser on all decisions outside the ordinary course of business relating to the Assets or the Restaurants.

     (b) In particular, and without limiting the foregoing, with respect to the Business, Seller shall:

     (i) maintain the Assets consistent with past practices;

     (ii) continue to purchase and maintain inventories for each Restaurant in such quantities and quality as necessary to operate the Restaurants in accordance with Seller's historical practice; and

     (iii) continue to operate the Restaurants in accordance with all material applicable local, state, and federal laws and regulations.

     (c) Further, with respect to the Restaurants, Seller shall not, without the express prior writt en approval of Purchaser:

     (i) change (or in the case of the DR Holdings Tracts, allow any change) in any material manner the ownership of the Assets;

     (ii) increase the rate of compensation, directly or indirectly, to ADI Personnel beyond the usual and customary annual merit increases or bonuses under established compensation plans, except for payments under the stay-bonus plan providing for payment of bonuses upon the Closing;

     (iii) mortgage, pledge, or subject to lien any of the Assets or allow the DR Holdings Tracts to be mortgaged or subjected to lien;

     (iv) sell or otherwise dispose of any Asset except in the ordinary course of business;

     (v) enter into, terminate, or modify any Material Contract except in the ordinary course of business; or

     (vi) cancel or terminate or consent to or accept any cancellation or termination of any Lease, amend or otherwise modify any of its material terms or waive any breach of any of its material terms or provisions or take any other action in connection with any Lease that would materially impair the interests or rights of Seller to be transferred to Purchaser hereunder.

     4.6 Access to Information. Seller shall afford Purchaser, its counsel, financial advisors, auditors, lenders, lenders' counsel and other authorized representatives reasonable access for any purpose consistent with this Agreement from the date hereof until the Closing, during normal business hours, to the offices, properties, books, and records of Seller with respect to the Assets and the Restaurants and shall furnish to Purchaser such additional financial and operating data and other information as Seller may possess and as Purchaser may reasonably request, subject to Purchaser's obligations regarding the confidentiality of such information as set forth in Section 6.2 hereof; provided, however, that such access shall be arranged in advance by Purchaser with Seller and will be scheduled in a manner and with a frequency calculated to cause the minimum disruption of the business of Seller.

     4.7 Reporting Requirements. Through the Closing Date, Seller shall furnish to Purchaser:

     (a) Promptly after the occurrence, or failure to occur, of any such event, information respect to any event which has materially adversely affected the Assets or the operations of the Restaurants.

     (b) As soon as available and in any event within four weeks after the end of each calendar month, the statement of operations of each Restaurant for such fiscal month in the Seller's regularly prepared format.

     (c) Promptly after the commencement of each such matter, notice of all Actions, Orders, or other directives affecting the Business or any Restaurant that, if adversely determined, could materially adversely affect the Assets, the operations, business, prospects or condition (financial or otherwise) of the Restaurant or the ability of Seller to perform its obligations hereunder;

     (d) Such other information respecting the Assets or the operations, business prospects, or condition (financial or otherwise) of the Restaurants as the Purchaser may from time to time reasonably request.

     4.8 Cooperation. Insofar as such conditions are within its reasonable control or influence, Seller will use commercially reasonable efforts to cause the conditions set forth in Article VII to be satisfied and to facilitate and cause the consummation of the transactions contemplated hereby, including obtaining the Consents. The parties acknowledge that no consents will be sought with respect to any Minor Contract even if the failure to so obtain a consent to assignment may result in a default or termination thereunder. Seller shall bear any expenses associated with obtaining the Consents; however, Seller shall not be required to make any payment to any party (other than reimbursement of expenses), guarantee any Material Contract or Lease or remain liable for the payment thereof following the Closing, or agree to any concessions or amendment to other contracts, or arrangements with such party in order to obtain such consents.

     4.09 Subsequent Contracts. From the date of this Agreement to the Closing Date, Seller shall use commercially reasonable efforts (a) to include in any

Material Contracts entered into by Seller ("Subsequent Contracts") a provision permitting the assignment of any such Subsequent Contract to Purchaser and providing that upon such assignment, Purchaser shall succeed to all of Seller's rights, title, and interests thereunder subject to the Purchaser's assumption of all of Seller's duties, powers, and obligations under such Subsequent Contract, and (b) to ensure that no Subsequent Contract contains any provision which would limit in any way the rights, title, and interests of Seller in the Assets.

     4.10 Transition Services. (a) For a period of three months after the Closing, if and to the extent requested in writing by Purchaser, Seller agrees to provide to Purchaser restaurant accounting, POS system support, and other services related to the Restaurants as mutually agreed upon between Seller and Purchaser (the "Services"). Purchaser shall give Seller forty-five (45) days advance written notice of the Services requested. The Services shall be provided promptly as requested and shall be provided in substantially the same manner and with the same or similar personnel as Seller previously utilized; provided, however, that if Seller no longer has the personnel to provide such Services, Seller may outsource such services to a third party.

     (b) Purchaser will pay for the Services on a monthly basis, after receipt of an invoice from Seller, at Seller's direct personnel cost incurred in connection with providing the requested Service or Seller's out-of-pocket cost (if such Services are outsourced), plus an amount of reasonable overhead not to exceed 85% of the base salaries of the personnel providing the Services or overseeing such Services (if the Services are outsourced). Seller's invoice shall detail the personnel used, the amount of time spent, and its calculation of the cost thereof. Direct personnel cost shall include only base salary and benefits normally paid to Seller employees in such capacities.

     (c) Seller is not required to maintain the employment of any specific personnel in connection with providing the Services; provided, however, that if requested by Purchaser, Seller shall offer to specifically designated personnel a bonus incentive to remain for the three month period. The amount of such bonus shall be at the discretion of Purchaser. Such bonus, if accepted by the employee, shall be paid by Purchaser at the end of the three-month period, or for such shorter period as Purchaser may determine.

     4.11 Delivery of Real Estate Documents. (a) Seller shall provide Purchaser, promptly upon receipt, (i) current surveys (prepared in accordance with Purchaser's reasonable specifications) and title insurance commitments with respect to the Owned Real Property ("Owner's Title Commitments") pursuant to which the Title Company will agree to issue at Closing to Purchaser and its lender (if requested by Purchaser) owner's policies of title insurance ("Owner's Title Policies") on American Land Title Association standard Form B-1992, without exceptions except as shown in the Owner's Title Commitments, to be issued by Commonwealth Land & Title Insurance Company ("Title Company") in an amount in the case of each parcel equal to the purchase price allocated to such parcel of the Owned Real Property pursuant to Section 2.7, and (ii) current surveys (prepared in accordance with Purchaser's reasonable specifications) (collectively with the surveys of the Owned Real Property, the "Surveys") and title insurance commitments with respect to the Real Property subject to a Lease (collectively, the "Leased Real Property") (the "Lessee Title Commitments", and collectively with the Owner's Title Commitments, the "Title Commitments") pursuant to which the Title Company will agree to issue at Closing lessee's policies of title insurance ("Lessee's Title Policies") on American Land Title Association standard form of leasehold owner's policy to insure leasehold estates, showing no exceptions except as shown in the Lessee Title Commitments. The Owner's Title Policies shall insure the Purchaser that, upon consummation of the purchase and sale herein contemplated, Purchaser will be vested with good, fee simple, marketable, and insurable title to the Owned Real Property, subject only to the Permitted Encumbrances or arising out of acts of the insured. The Lessee's Title Policies shall insure the Purchaser that, upon consummation of the transactions herein contemplated, Purchaser will be vested with a good, valid, marketable and insurable leasehold estate in and to the Leased Real Property, subject only to the Permitted Encumbrances. Notwithstanding anything to the contrary contained herein, while Lessee Title Commitments will be delivered for all Leased Real Property, no surveys will be delivered and no Lessee's Title Policies will be issued for Leases unless such Leases are for Free Standing Premises (as defined in Section 7.1).

     (b) No later than five business days after the date hereof Seller shall provide to Purchaser copies of all environmental reports pertaining to the Owned Real Property in Seller's possession.


             ARTICLE V - REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser hereby represents and warrants to Seller as follows:

     5.1 Organization, Corporate Power, Authorization. Purchaser is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Florida and in each other jurisdiction in which it is lawfully required to qualify to conduct business. Purchaser has the power and authority to execute and deliver this Agreement, the Bill of Sale and Assignment Agreement and the Lease Assignments, and to consummate the transactions contemplated hereby. All action on the part of Purchaser necessary for the authorization, execution, and delivery of this Agreement, the Bill of Sale and Assignment Agreement and the Lease Assignments, and performance of all obligations of Purchaser thereunder has been duly taken.

     5.2 Non-Contravention. The execution and delivery of this Agreement, the Bill of Sale and Assignment Agreement and the Lease Assignments by Purchaser do not and the consummation by Purchaser of the transactions contemplated hereby and thereby will not violate any provision of its articles of organization or regulations.

     5.3 Validity. This Agreement has been duly executed and delivered by Purchaser, and constitutes the legal, valid, and binding obligation of Purchaser, enforceable against it in accordance with its terms, subject to general equity principles and to applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws from time to time in effect affecting the enforcement of creditors' rights. When the Bill of Sale and Assignment Agreement and the Lease Assignments have been executed and delivered in accordance with this Agreement, they will constitute the legal, valid, and binding obligation of Purchaser, enforceable in accordance with their terms, subject to general equity principles and to applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws from time to time in effect affecting the enforcement of creditors' rights.

     5.4 Litigation Relating to the Agreement. Purchaser is not a party to, or subject to any judgment, decree, or order entered in any lawsuit or proceeding brought by any governmental agency or instrumentality or other party seeking to prevent the execution of this Agreement or the consummation of the transactions contemplated hereby.


                      ARTICLE VI - COVENANTS OF PURCHASER

     6.1 Purchaser Performance. After the Closing Date, Purchaser shall promptly pay as they become due and otherwise perform all obligations of Seller under the Assumed Liabilities and otherwise perform and fulfill all other obligations with respect to the Assets pertaining to the period after the Closing Date.

     6.2 Confidentiality. In connection with the negotiation of this Agreement, Seller may disclose Confidential Information, as defined below, to Purchaser. Purchaser agrees that if the transactions contemplated herein are not consummated, it will return to Seller all documents and other written information furnished to it. Purchaser further agrees to maintain the confidentiality of any and all Confidential Information of Seller and not disclose any Confidential Information to any Person other than such Person to whom Confidential Information must be disclosed to effect the transactions and who are bound by appropriate non-disclosure agreements or obligations. Purchaser shall not use such Confidential Information for financial gain or in any manner adverse to Seller, except that Purchaser may use such Confidential Information in connection with the ordinary course of operation of the Restaurants after Closing. The foregoing obligations shall not apply to (i) any information which was known by Purchaser prior to its disclosure by Seller; (ii) any information which was in the public domain prior to the disclosure thereof; (iii) any information which comes into the public domain through no fault of Purchaser;
(iv) any information which is disclosed to Purchaser by a third party, other than an affiliate, having the legal right to make such disclosure; or (iv) any information which is required to be disclosed by Order of any Forum. For purposes of this Section, "Confidential Information" shall mean any and all technical, business, and other information which is (a) possessed or hereafter acquired by Seller and disclosed to Purchaser and (b) derives economic value, actual or potential, from not being generally known to Persons other than Seller, including, without limitation, technical or nontechnical data, compositions, devices, methods, techniques, drawings, inventions, processes, financial data, financial plans, product plans, lists of actual or potential customers or suppliers, information regarding the business plans and operations of Seller, and the existence of discussions and negotiations between the parties hereto relating to the terms hereof. The restrictions of this Section shall expire three years from the date hereof with respect to any confidential business information that does not constitute a trade secret under applicable law.

     6.3 Seller Employees. (a) Purchaser shall offer employment to all ADI Personnel upon terms and conditions substantially equivalent to those provided by Seller; however, Purchaser shall not be required to provide stock options or any stock purchase rights. For a period of twelve months following the Closing, other than the ADI Personnel, Purchaser shall not solicit for employment any person who is a salaried employee of Seller or any subsidiary of Seller.

     (b) Purchaser shall maintain employee records transferred to Purchaser hereunder for a period of not less than four years and during that period will afford Seller reasonable access to such records during Purchaser's normal business hours. Purchaser shall maintain the confidentiality of such records and limit access thereto in a manner consistent with Purchaser's treatment of its employee records.

     (c) Purchaser agrees with respect to ADI Personnel hired by Purchaser: (i) to give such employees credit under Purchaser's benefits plans, programs, and arrangements (including credit for accrued but unvested vacation which has been charged to Seller under Section 2.3) for such employees' period of service with Seller, provided that such credit shall only be taken into account under any tax-qualified plan maintained by Purchaser for purposes of determining such employees' eligibility for participation and eligibility to satisfy any hours of service requirement in order to receive an allocation of an employer contribution; (ii) to provide coverage to such employees who are eligible under Purchaser's health, medical, life insurance, and other welfare plans (A) without the need to undergo a physical examination or otherwise provide evidence of insurability; (B) any pre-existing condition or similar limitations or exclusions will be applied by taking into account the period of coverage under Seller's plan; (C) by applying and giving credit for amounts paid for the plan year in which the Closing Date occurs as deductibles, out of pocket expenses, and similar amounts paid by individuals and their beneficiaries.

     6.4  Cooperation.  Insofar as such  conditions  are  within its  reasonable control or influence, Purchaser shall use commercially reasonable efforts to cause the conditions set forth in Article VII to be satisfied and to facilitate and cause the consummation of the transactions contemplated hereby. Specifically, but not by way of limitation, Purchaser will (i) use commercially reasonable efforts to obtain a commitment letter for financing the transactions contemplated hereby on terms reasonably satisfactory to Purchaser (the "Financing Commitment") and to obtain financing on such terms, (ii) promptly provide Franchisor with all information required by Franchisor to determine whether Purchaser will be approved as a franchisee with respect to the Territory, (iii) actively pursue an agreement with Franchisor as to the principal terms of franchise and development agreements with respect to the Territory, and (iv) file all documents required to obtain approval of the transactions contemplated hereby under the HSR Act within 15 days of the date hereof.

     6.5 Equipment Removal. Within 45 days after the Closing Date (or sooner if required by the landlord), Purchaser shall, at its own expense, remove all of the Assets listed on Schedule 1.1F from Seller's closed restaurant locations in Fairfax and Manassas, Virginia. Purchaser shall be responsible for and shall repair or replace any damage to Seller's properties caused by such removal.


                ARTICLE VII - CONDITIONS PRECEDENT TO THE CLOSING

     7.1 Title Examination and Property Inspection. (a) Purchaser shall have 45 days following the later of the date hereof or receipt of the documents referred to in Section 4.11(a) (the "Title Inspection Period") to review same and furnish Seller a written statement of reasonable objections to exceptions which, in Purchaser's reasonable judgment, would materially interfere with or impair
Purchaser's use of the Real Property for the operation of Applebee's Neighborhood Grill and Bar restaurants ("Material Objections"). Seller shall use commercially reasonable efforts to satisfy such Material Objections in all material respects (other than making payments to third parties not otherwise required or agreeing to concessions or amendments to contracts or arrangements), and if Seller fails to satisfy all Material Objections in all material respects on or prior to the Termination Date, then Purchaser's sole right and remedy shall be to either (i) waive the objections and elect to close, or (ii) terminate this Agreement by giving written notice of such termination to Seller. If Purchaser fails to furnish Seller a written statement of Material Objections by the end of the Title Inspection Period with respect to any matter appearing as an exception on a Title Commitment, such matter along with all other encumbrances of record as of the effective date of the Title Commitments not objected to by Purchaser shall be deemed waived by Purchaser and shall be a Permitted Encumbrance. The parties acknowledge that some of the Leased Real Property may be located in shopping centers, and as such, unless the leased premises are a free standing building located on a separate pad with its own legal description ("Free Standing Premises") the Lessee Title Commitments for such Leased Real Property will contain encumbrances for entire shopping centers. Purchaser may not object to title encumbrances for such Leased Real Property that do not affect the premises leased under the Leases, which such encumbrances shall be deemed to be Permitted Encumbrances.

     (b) Property Inspection.

     (A) Between the date of this Agreement and the Closing Date, Purchaser and Purchaser's agents, employees, contractors, representatives and other designees (hereinafter collectively called "Purchaser's Designees") shall have the right to enter the Real Property for the purposes of inspecting the Real Property, conducting soil tests, conducting surveys, mechanical and structural engineering studies, environmental studies, and conducting any other investigations, examinations, tests, and inspections as Purchaser may reasonably require to assess the condition of the Real Property; provided, however, that (i) any activities by or on behalf of Purchaser, including, without limitation, the entry by Purchaser or Purchaser's Designees onto the Real Property, or the other activities of Purchaser or Purchaser's Designees with respect to the Real Property (hereinafter called "Purchaser's Activities") shall not damage the Real Property in any manner whatsoever or disturb or interfere with the rights of any lessor of Leased Real Property; (ii) in the event the Real Property is altered or disturbed in any manner in connection with any Purchaser's Activities, Purchaser shall immediately return the Real Property to the condition existing prior to Purchaser's Activities; (iii) Purchaser shall in no event without Seller's prior written consent disclose the results of any of its investigations, examinations, tests, or inspections to any party (including any Government unless required by law) other than to its lenders, attorneys, consultants, and investors; and (iv) Purchaser shall indemnify, defend, and hold Seller harmless from and against any and all claims, liabilities, damages, losses, costs, and expenses of any kind or nature whatsoever (including, without limitation, attorneys' fees, and expenses and court costs) suffered, incurred or sustained by Seller as a result of, by reason of, or in connection with any Purchaser's Activities. Notwithstanding any provision of this Agreement to the contrary, Purchaser shall not have the right to undertake any environmental studies or testing beyond the scope of a standard "Phase I" evaluation without the prior written consent of Seller and, if applicable, the lessor of any Leased Real Property.

     (B) Purchaser shall have until the date which is sixty (60) days after the date of this Agreement (hereinafter called the "Due Diligence Date"), to perform such investigations, examinations, tests and inspections as Purchaser shall deem necessary or desirable to determine whether the Real Property is suitable and satisfactory to Purchaser and can be used for Applebee's franchise restaurants and to review information provided by Seller under Section 4.6. In the event Purchaser shall determine that the Real Property is not reasonably suitable and satisfactory to Purchaser or that the information received will materially adversely affect the financial condition, assets, liabilities, business, prospects or operations of the Business, Purchaser shall have the right to terminate this Agreement by giving written notice to Seller on or before the Due Diligence Date. If Purchaser does not terminate this Agreement in accordance with this Section 7.1(b) on or before the Due Diligence Date, Purchaser shall have no further right to terminate this Agreement pursuant to this Section 7.1(b).

     (C) Prior to any entry by Purchaser or any of Purchaser's Designees onto the Real Property, Purchaser shall: (i) procure a policy of commercial general liability insurance, issued by an insurer reasonably satisfactory to Seller, covering all Purchaser's Activities, with a single limit of liability (per occurrence and aggregate) of not less than $1,000,000.00; and (ii) deliver to Seller a Certificate of Insurance, evidencing that such insurance is in force and effect, and evidencing that Seller has been named as an additional insured thereunder with respect to any Purchaser's Activities. Such insurance shall be written on an "occurrence" basis, and shall be maintained in force until the earlier of (i) the termination of this Agreement and the conclusion of all Purchaser's Activities; or (ii) Closing.

     (D) Purchaser acknowledges that Seller may deliver to Purchaser certain documents and information in possession of Seller or Seller's agents with regard to the Real Property (hereinafter called the "Due Diligence Materials"). The Due Diligence Materials will be provided to Purchaser without any representation or warranty of any kind or nature whatsoever and are merely provided to Purchaser for Purchaser's informational purposes. Until Closing, Purchaser and Purchaser's Designees shall maintain all Due Diligence Materials as Confidential Information.

     7.2 Purchaser's Conditions to Closing. The obligations of Purchaser hereunder are subject to satisfaction of each of the following conditions at or before Closing, the occurrence of which may, at the option of Purchaser, be waived:

     (a) Subject to the matters disclosed in the Disclosure Memorandum as supplemented by Seller from time to time, all representations and warranties of Seller in this Agreement shall be true in all material respects on and as of the Closing.

     (b) Any supplement to the Disclosure Memorandum delivered by Seller shall not reflect in Purchaser's reasonable judgment, either individually or in the aggregate, any material adverse change in the Assets or the Business.

     (c) Seller shall have performed and complied in all material respects with all of its obligations under this Agreement which are to be performed or complied with by Seller prior to or on the Closing Date.

     (d) Seller shall have obtained and delivered to Purchaser all consents necessary to transfer and assign the Assets (except for Minor Contracts) to Purchaser.

     (e) Purchaser and Franchisor shall have entered into a franchise agreement with respect to each Restaurant and development agreements with respect to each ADI in the Territory.

     (f) Purchaser shall have obtained, either from Seller or directly from the issuing authority, all permits, licenses, including liquor licenses, and approvals of all governmental and quasi-governmental authorities necessary for the operation of the Restaurants in accordance with franchise requirements; provided, however, that if Purchaser is unable to obtain from local municipal or county authorities a permit necessary for such operation of the Restaurants, and Purchaser reasonably believes that it will be able to obtain such a permit within two months of the Closing Date, Closing of the transactions contemplated hereunder will not be delayed if Seller delivers to Purchaser a duly executed liquor license management agreement or agreements.

     (g) The waiting period under the HSR Act shall have expired or a notification of early termination of the waiting period shall have been received by Purchaser.

     (h) Purchaser shall have obtained the financing described on Exhibit E upon terms and conditions reasonably acceptable to Purchaser or other financing reasonably acceptable to Purchaser.

     (i) Purchaser shall have been issued the Title Policies.

     (j) Seller shall have delivered the items required by Section 2.4(a).

     7.3 Seller's Conditions to Closing. The obligations of Seller hereunder are subject to satisfaction of each of the following conditions at or before Closing, the occurrence of which may, at the option of Seller, be waived:

     (a) All representations and warranties of Purchaser in this Agreement shall be true on and as of the Closing, and Purchaser shall have delivered to Seller a certificate to such effect dated as of the Closing Date.

     (b) Purchaser shall have performed and complied in all material respects with all of its obligations under this Agreement which are to be performed or complied with by Purchaser prior to or on the Closing Date.

     (c) Franchisor shall have agreed to terminate the Franchise Agreements effective as of the Closing.

     (d) Seller shall have obtained all the Consents.

     (e) The waiting period under the HSR Act shall have expired or a notification of early termination of the waiting period shall have been received by Seller.

     (f) Purchaser shall have delivered the items required by Section 2.4(b).


                         ARTICLE VIII - INDEMNIFICATION

     8.1 Purchaser Claims. (a) Seller shall indemnify and hold harmless Purchaser, its successors and assigns, against, and in respect of:

     (i) Any and all damages, losses, liabilities, costs, and expenses incurred or suffered by Purchaser that result from, relate to, or arise out of:

     (A) any and all liabilities and obligations of Seller of any nature whatsoever, except for the Assumed Liabilities;

     (B) any failure by Seller to carry out any covenant or agreement contained in this Agreement;

     (C) any misrepresentation or breach of warranty by Seller contained in this Agreement, the Disclosure Memorandum, or any certificate, furnished to Purchaser by Seller pursuant hereto; or

     (D) any claim by any Person for any brokerage or finder's fee or commission in respect of the transactions contemplated hereby as a result of Seller's dealings, agreement, or arrangement with such Person.

     (ii) Any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs, and other expenses (including, without limitation, reasonable legal fees and expenses) incident to any of the foregoing including all such expenses reasonably incurred in mitigating any damages resulting to Purchaser from any matter set forth in subsection (i) above.

     (b) Notwithstanding the foregoing, Seller shall have no liability for indemnification or otherwise with respect to Section 8.1(a)(i)(C) (and Section 8.1(a)(ii) to the extent the items covered thereby relate back to Section 8.1(a)(i)(C)) until the aggregate liability of Seller thereunder exceeds $300,000.00 and then only to the extent that the aggregate liability of Seller thereunder exceeds such amount; provided, however, that liabilities arising with respect to Sections 3.1 through 3.4 hereof shall not be subject to the foregoing threshold and any liabilities arising with respect to such matters shall not be taken into account in computing aggregate liabilities for the purpose of applying such threshold amount to liabilities arising under other Sections subject thereto. In no event shall the aggregate liability of Seller under
Section 8.1(a)(i)(C) (and Section 8.1(a)(ii) to the extent the items covered thereby relate back to Section 8.1(a)(i)(C)) exceed $4,375,000.00; provided, however, that liabilities arising with respect to Sections 3.1 through 3.4 hereof shall not be subject to the foregoing cap and any liabilities arising with respect to such matters shall not be taken into account in computing aggregate liabilities for the purpose of applying such threshold amount to liabilities arising under other Sections subject thereto.

     (c) The amount of any liability of Seller under this Section 8.1 shall be computed net of any insurance proceeds received by Purchaser with respect to the matter out of which such liability arose.

     (d) The representations and warranties of Seller contained in this Agreement, the Disclosure Memorandum, or any certificate delivered by or on behalf of Seller pursuant to this Agreement or in connection with the transactions contemplated herein shall survive the consummation of the transactions contemplated herein and shall continue in full force and effect for the periods specified below ("Survival Period"):

     (i) the representations and warranties contained in Section 3.5(d) shall be of no further force and effect after sixty days from the date of the Closing;

     (ii) the representations  and warranties  contained in Sections 3.1 through
3.4 and Section 3.7 shall survive until the expiration of any applicable statues of limitation provided by law; and

     (iii) all other representations and warranties of Seller shall be of no further force and effect after one year from the date of the Closing.

     Anything to the contrary notwithstanding, the Survival Period shall be extended automatically to include any time period necessary to resolve a written claim for indemnification which was made in reasonable detail before expiration


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
of the Survival Period but not resolved prior to its expiration, and any such extension shall apply only as to the claims so asserted and not so resolved within the Survival Period. Liability for any such item shall continue until such claim shall have been finally settled, decided, or adjudicated.

     (e) Except for claims arising under Sections 4.1, 4.3, 4.4, and 4.10 which shall survive the Closing, Purchaser may not assert any claim against Seller for breach of any other covenant contained in Article IV after six months from the date of Closing.

     (f) Purchaser shall provide written notice to Seller of any claim for indemnification under this Article as soon as practicable; provided, however, that failure to provide such notice on a timely basis shall not bar Purchaser's ability to assert any such claim except to the extent that Seller is actually prejudiced thereby. Purchaser shall make commercially reasonable efforts to mitigate any damages, expenses, etc. resulting from any matter giving rise to liability of Seller under this Article.

     (g) Notwithstanding any other provision of this Article VIII, the aggregate principal amount of the obligation of Seller under this Article VIII shall not exceed the gross proceeds actually received by the Seller in connection with this Agreement and the transaction contemplated hereby.

     8.2 Defense of Third Party Claims. With respect to any claim by Purchaser under Section 8.1, relating to a third party claim or demand, Purchaser shall provide Seller with prompt written notice thereof in accordance with Section
10.4 and Seller upon  acceptance  of its  obligation  to  indemnify  pursuant to
Section 8.1 may defend, in good faith and at its expense, by legal counsel chosen by it and reasonably acceptable to Purchaser any such claim or demand, and Purchaser, at its expense, shall have the right to participate in the defense of any such third party claim. So long as Seller is defending in good faith any such third party claim, Purchaser shall not settle or compromise such third party claim. In any event Purchaser shall cooperate in the settlement or compromise of, or defense against, any such asserted claim.

     8.3 Seller Claims. Purchaser shall indemnify and hold harmless Seller against, and in respect of, any and all damages, claims, losses, liabilities, and expenses, including without limitation, legal, accounting and other expenses, which may arise out of: (i) any breach or violation by Purchaser of any covenant set forth herein or any failure to fulfill any obligation set forth herein, including, but not limited to, the obligation to satisfy the Assumed Liabilities; (ii) any breach of any of the representations or warranties made in this Agreement by Purchaser; or (iii) any claim by any Person for any brokerage or finder's fee or commission in respect of the transactions contemplated hereby as a result of Purchaser's dealings, agreement, or arrangement with such Person. Purchaser's obligation to indemnify Seller for breaches of Purchaser representations or warranties shall be subject to the same threshold and limitation term as set forth in Section 8.1(b). Seller may not assert any claim against Purchaser for claims pursuant to Article VI after one year from the date of the Closing, except for claims under Section 6.1.

     8.4 Exclusive  Remedies.  The rights and remedies of the parties under this
Article VIII shall be the sole and exclusive rights and remedies that either party may seek for any misrepresentation, breach of warranty, or failure to fulfill any covenant or agreement under this Agreement, except that either party may seek specific performance or injunctive relief.

     8.5 Settlement of Disputes. (a) Arbitration. All disputes with respect to any claim for indemnification under this Article VIII and all other disputes and controversies of every kind and nature between the parties hereto arising out of or in connection with this Agreement shall be submitted to arbitration pursuant to the following procedures:

     (i) After a dispute or controversy arises, either party may, in a written notice delivered to the other party, demand such arbitration. Such notice shall designate the name of the arbitrator appointed by such party demanding arbitration, together with a statement of the matter in controversy;

     (ii) Within 30 days after receipt of such demand, the other party shall, in a written notice delivered to the other party, name such party's arbitrator. If such party fails to name an arbitrator, then the second arbitrator shall be named by the American Arbitration Association ("AAA"). The two arbitrators so selected shall name a third arbitrator within 30 days, or in lieu of such agreement on a third arbitrator by the two arbitrators so appointed, the third arbitrator shall be appointed by the AAA;

     (iii) The arbitration hearing shall be held in Minnesota (in the case of arbitration initiated by Seller) or in Atlanta, Georgia (in the case of arbitration initiated by Purchaser) at a location designated by a majority of the arbitrators. The Commercial Arbitration Rule of the AAA shall be used and the substantive laws of the State of Georgia (excluding conflict of laws provisions) shall apply;

     (iv) An award rendered by a majority of the arbitrators appointed pursuant to this Agreement shall be final and binding on all parties to the proceeding, shall deal with the question of costs of the arbitration and all related matters, shall not award punitive damages, and judgment on such award may be entered by either party in a court of competent jurisdiction; and

     (v) Except as set forth in subsection (b) below, the parties stipulate that the provisions of this Section 8.5 shall be a complete defense to any suit, action or proceeding instituted in any federal, state, or local court or before any administrative tribunal with respect to any controversy or dispute arising out of this Agreement. The arbitration provisions hereof shall, with respect to such controversy or dispute, survive the termination or expiration of this Agreement.

     (b) Emergency Relief. Notwithstanding anything in this Section 8.5 to the contrary, either party may seek from a court any provisional remedy that may be necessary to protect any rights or property of such party pending the establishment of the arbitral tribunal or its determination of the merits of the controversy.


                            ARTICLE IX - TERMINATION

     9.1 Termination. (a) This Agreement may be terminated as follows:

     (i) At any time by the mutual consent of Seller and Purchaser;

     (ii) By Purchaser pursuant to Section 7.1;

     (iii) By Seller or Purchaser if Purchaser shall not (i) have obtained and provided a copy of the Financing Commitment to Seller within 30 days from the date hereof, (ii) been approved hereof as a franchisee with respect to the Territory by Franchisor within 45 days of the date hereof, (iii) reached agreement with Franchisor as to a development schedule and other material terms of franchise and development agreements with respect to the Territory within 45 days from the date hereof; or

     (iv) By either Seller or Purchaser, at its sole election, at any time after the Termination Date, if the Closing shall not have occurred on or prior to such date.

     (b) In the event of the termination of this Agreement pursuant to subparagraph (a)(iv) above because Seller or Purchaser, as the case may be, shall have willingly failed to fulfill its obligations hereunder, the other party shall, subject to Section 8.5, be entitled to pursue, exercise, and enforce any and all remedies, rights, powers, and privileges available to it at law or in equity.


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
     (c) Section 6.2, Article VIII, and Article X hereof shall survive the termination of this Agreement.


                           ARTICLE X - MISCELLANEOUS

     10.1 Expenses. (a) Each party hereto shall pay its own legal, accounting, and similar expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement, and the consummation of the transactions contemplated hereby.

     (b) Purchaser shall pay all filing fees required under the HSR Act.

     (c) Purchaser and Seller shall split equally the costs of obtaining the Surveys, Title Commitments, Owner's Title Policies and Lessee's Title Policies with respect to the Real Property. Purchaser and Seller shall split equally all recording fees with respect to the transfer of the Owned Real Property and the Leases; provided that Seller shall pay for all transfer taxes with respect thereto. Purchaser shall pay the cost of all other surveys, environmental investigations, studies, and reports, and all other costs of any investigation of the Assets, the Restaurants, or the Business by Purchaser.

     (d) Purchaser shall pay any costs associated with the transfer of any Permits and the cost of obtaining liquor licenses or other Permits that are not assignable.

     (e) The parties shall split equally the cost of any sales taxes, transfer taxes, documentary stamp taxes, or other taxes imposed with respect to the transfer of any Assets constituting personal property; provided, that Seller shall pay all such taxes in excess of $100,000.

     (f) Seller shall pay the costs of obtaining any Consents subject to Section 4.9.

     (g) Following the Closing, Seller shall pay to Purchaser on a monthly basis as billed the amount of all gift certificates issued by Seller prior to the Closing and redeemed thereafter.

     10.2 Contents of Agreement; Parties in Interest; etc. This Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby and constitutes a complete statement of the terms of such transaction. This Agreement shall not be amended or modified except by written instrument duly executed by each of the parties hereto. Any and all previous agreements and understandings between the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement. Neither party has been induced to enter into this Agreement in reliance on, and has not relied upon, any statement, representation, or warranty of the other party not set forth in this Agreement, the Disclosure Memorandum, or any certificate delivered pursuant to this Agreement.

     10.3 Assignment and Binding Effect. Purchaser may assign the right to receive any of the Assets at Closing to any affiliate or other third party reasonably acceptable to Seller and acceptable to Franchisor, provided that no such assignment shall affect Purchaser's liability hereunder. Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of Seller and Purchaser.

     10.4 Notices. Any notice, request, demand, waiver, consent, approval, or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally or sent by telecopy or by first class registered or certified United States Mail, with proper postage prepaid, as follows:


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
         If to Seller, to:                 With a required copy to:

Avado Brands, Inc.                    Kilpatrick Stockton LLP
Hancock at Washington                 1100 Peachtree Street, Suite 2800
Madison, Georgia  30650               Atlanta, Georgia  30309
Attention:  Louis J. (Dusty) Profumo  Attention:  Larry D. Ledbetter, Esq.
Fax:  706-343-2434                    Fax:  404-815-6555


         If to Purchaser:                  With a required copy to:

Apple Capitol Group, LLC              Krass Monroe, P.A.
2710 Oakbrook Lane                    Suite 100 Southpoint Office
Weston, Florida 33332                 1650 West 82nd Street Center
Attention:  Jason Kirschner           Minneapolis, Minnesota  55431
Fax:  949-349-1636                    Attention:  John Berg
                                      Fax:  612-885-5969


or to such other address or person as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date actually delivered, or if mailed, four days after deposit in the U. S. Mail properly addressed with adequate postage affixed.

     10.5 GEORGIA LAW TO GOVERN. THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF GEORGIA WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES, EXCEPT FOR MATTERS RELATING TO THE INTERPRETATION OR ENFORCEMENT OF THE DEEDS, LEASE ASSIGNMENTS OR THIS AGREEMENT RELATING TO REAL ESTATE MATTERS, WHICH SHALL BE GOVERNED BY THE LAWS OF THE STATE IN WHICH THE AFFECTED REAL ESTATE IS LOCATED.

     10.6 Headings. All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement, and shall not affect in any way the meaning or interpretation of this Agreement.

     10.7 Schedules and Exhibits. All Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement.

     10.8 Severability. Any provision of this Agreement which is invalid or unenforceable in any ju risdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     10.9 Public Announcements. Purchaser and Seller will coordinate with each other all press releases relating to the transactions contemplated by this Agreement and, except to the extent required by law, refrain from issuing any press release, publicity statement, or other public notice relating to this Agreement or the transactions contemplated hereby without providing the other party reasonable opportunity to review and comment thereon.

     10.10 Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event that any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

     10.11 Disclaimer of Warranties. PURCHASER WILL CONDUCT SUCH INSPECTIONS AND INVESTIGATIONS OF THE ASSETS (INCLUDING, BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITION THEREOF) AND RELY UPON SAME AND, UPON CLOSING, EXCEPT TO THE EXTENT OF SELLER'S EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED HEREIN, SHALL ASSUME THE RISK THAT ADVERSE MATTERS MAY NOT HAVE BEEN REVEALED BY

PURCHASER'S INSPECTIONS AND INVESTIGATIONS. EXCEPT TO THE EXTENT OF SELLER'S EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED HEREIN, SELLER SHALL SELL AND CONVEY TO PURCHASER, AND PURCHASER SHALL ACCEPT, THE ASSETS "AS IS", "WHERE IS", AND WITH ALL FAULTS, AND THERE ARE NO ORAL AGREEMENTS, WARRANTIES OR REPRESENTATIONS, COLLATERAL TO OR AFFECTING THE ASSETS BY SELLER OR ANY THIRD PARTY. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT TO THE EXTENT OF SELLER'S EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED HEREIN, SELLER MAKES, AND SHALL MAKE, NO EXPRESS OR IMPLIED WARRANTY OF SUITABILITY OR FITNESS OF ANY OF THE ASSETS FOR ANY PURPOSE, OR AS TO THE MERCHANTABILITY, ENVIRONMENTAL CONDITION, TITLE, VALUE, QUALITY, QUANTITY, CONDITION OR SALABILITY OF ANY OF THE ASSETS, OR AS TO THE PRESENCE ON OR ABSENCE FROM THE ASSETS OF ANY HAZARDOUS MATERIAL. THE TERMS AND CONDITIONS OF THIS SECTION 10.11 SHALL SURVIVE THE CONSUMMATION OF THE PURCHASE AND SALE OF THE ASSETS ON THE CLOSING DATE WITHOUT REGARD TO ANY GENERAL LIMITATIONS UPON SURVIVAL SET FORTH IN THIS AGREEMENT.

     10.12 Time. Time is and shall be of the essence of this Agreement.

     10.13 Guarantee. Steve Raskin and Jason Kirschner jointly and severally agree to guarantee the performance and obligations of Purchaser hereunder (subject to all of the terms, conditions, rights and remedies contained herein); provided that such guarantee shall terminate immediately after the Closing or upon termination of this Agreement in accordance with its terms; provided that the termination is not as a result of a breach or default by Purchaser; and provided further that such guarantee shall continue notwithstanding termination with respect to provisions which survive termination pursuant to Section 9.1(c). The parties acknowledge that Seller has relied upon such guarantee in entering into this Agreement.





                     [Signatures Located on Following Pages]

   IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                     SELLER:

                                                     AVADO BRANDS, INC.


                                      By:
                                      Name:
                                      Title:



                                      PURCHASER:

                                                     APPLE CAPITOL GROUP, LLC


                                      By:
                                      Name:
                                      Title:



                                   GUARANTORS:

                                                    Jason Kirschner
                                                    Steve Raskin

                            EXHIBIT TABLE OF CONTENTS



EXHIBIT             TITLE

         A          Bill of Sale and Assignment Agreement

         B          Opinion of Seller's Counsel

         C          Opinion of Purchaser's Counsel

         D          Allocation of Purchase Price

                              DISCLOSURE MEMORANDUM

                                Table of Contents



Schedule        Title

1.1A            Restaurants by Address

1.1B            Leases

1.1C            Legal Description of Owned Real Property

1.1D            Material Contracts

1.1E            Territory

1.1F            Depreciation Schedule

1.1G            Miscellaneous Personal Property

1.1H            Contracts

3.3             Consents Required to Assign Leases and
                Material Contracts

3.6 List of Material Contract and Leases and amendments thereto

3.7(a)          Location and Ownership of Restaurants

3.7(g)          Environmental Matters

3.8             Financial Statements

3.10            Litigation

3.15            Seller Plans

3.17            Liabilities

3.19            Insurance

3.20            Changes




     Exhibits and schedules to this agreement are not filed pursuant to Item 601(b)(2) of SEC Regulation S-K. By the filing of this Form 8-K, the Registrant hereby agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Commission upon request.